SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by the Registrant

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Filed by a Party other than the Registrant

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-12

TVI Corporation

(Name of Registrant as Specified in its Charter)

Allen E. Bender

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DFAN 14 A - Additional Information Contacts With Shareholders

This report provides a summary of recent phone contacts with shareholders by me and discloses current contacts via email and letters with shareholders by me.

The following statement summarizes phone contacts with shareholders over the past several months.

Phone Calls With Shareholders

Over the years I have spoken to about a dozen TVI shareholders about the status of the Company. These conversations take place on the telephone, almost always as a result of shareholder calls I receive. I typically receive such calls about an earnings release or a press release. The caller is usually seeking my view on the press release or 8-K filing. We may also speculate about TVI’s future. It has become known that I regularly carefully read and analyze company documents such as financial statements, loan agreements, employment agreements, and acquisition documents.

I started my initiative for Board nominations and shareholder proposals late last year, contacting the Company in December. Other than discussing the director nominations with Jeff Squires, now acting as my legal counsel, I did not call any shareholders about the initiative.

Starting in January 2008 I have not originated any calls to shareholders about the nominations/proposals initiative, but did mention my intent during my conversation with some of the regular callers. At that time the plan was to simply get the company to place these issues on the meeting Agenda. I have made a few phone calls over the past year to several former TVI employees and discussed the company. I may have mentioned to one or two of them that I was seeking a Board seat and planning to make a number of shareholder proposals. I do not know if they were shareholders, and never sought their vote.

After the posting of the first message about the nominations/proposal initiative on the Internet on February 22, 2008 I received several phone calls generally encouraging me to proceed. Some were from ex-employees who were probably not shareholders. A couple were from competitors welcoming my return to the business. I typically received a small number of calls after each subsequent posting on the Internet.

During this time my plan still was to get the Board to place my proposals on the Agenda, and I had never considered filing a Solicitation. Thus, in none of my conversations was the topic of solicitation, proxy, or the like ever mentioned.

After I filed my Preliminary Opposition Solicitation on May 7, 2008 I again received a few phone calls, both from shareholders and ex-employees. I would decline to discuss the Solicitation, other than to confirm it and refer the caller to the SEC website. In these conversations we would sometimes speculate about such company matters as expected earnings, share price, delisting, reverse split, bank loan, status of former executives Messrs Priddy and Sample, and the like.

After I filed my initial Definitive Solicitation on May 23, 2008 I received a small number of phone calls, usually from larger shareholders, to discuss various matters I had disclosed in the Solicitation, such as the Options Plan and Cash Flow. Also, I called a number of shareholders to alert them to the fact that the document would be filed and that a Solicitation would be sent to them, asking only that they wait for my Solicitation before giving their Proxy.

Subsequent to my May 7, 2008 Preliminary filing, I had a few phone conversations with the company purportedly to negotiate a compromise settlement. I also received phone calls from three shareholders who told me they were interceding in an effort to achieve a compromise settlement with the company.

To the best of my belief and recollection, in none of my phone calls to date have I ever intended to solicit a proxy, nor have I ever said anything that would indicate that I was soliciting the person’s proxy.

Participant information is contained in the revised Definitive Statement I filed on June 4, 2008.

The following email message was sent to a small number of shareholders on June 5, 2006 and may be sent to others during the period ending June 20, 2008.

Dear Fellow Shareholder - I filed on June 4, 2008 with the SEC a Revised Definitive Opposition Proxy Solicitation in connection with TVI’s meeting scheduled for June 20.

This document is an amended version of the Definitive Statement that I filed on May 23, 2008.

The document may be downloaded and viewed or printed from the SEC website at the following link: http://www.sec.gov/Archives/edgar/data/352709/000113379608000187/tv80473.htm
Mailing of the Solicitation to shareholders who have their certificate in their possession will begin on June 5. Mailing to shareholders who have their stock in a brokerage account will begin on or about June 10.

Please note the following voting and proxy information which is contained in the Solicitation:

— You may cancel an earlier proxy simply by executing a later proxy.

— If you wish to support me or any of my proposals you MUST vote the Blue Proxy Card.

— If you have already voted the White Proxy Card which supports the Board and you wish to change, you may do so simply by voting the Blue Proxy Card.

— If your stock is held in a brokerage account you may use the Blue Proxy Card to vote on line, by using the Automated Voice Response phone system, or by returning the completed Proxy Card.

— If your stock is in your possession, you may vote the Blue Proxy Card only by completing and returning it in the envelope provided.

Thanks for your support!

Allen

The following letter was mailed on June 6, 2008 to some shareholders who held stock in their own name, and may be sent to others over the period ending June 20, 2008.

Allen E. Bender
2411 Pimpernel Drive
Waldorf, MD 20603

Phone: 240-210-8740
Email: aebender@comcast.net

                         June 5, 2008

Dear Fellow TVI Shareholder:

You will be receiving an Opposition Proxy Solicitation from me proposing some changes at TVI Corporation. Please look for the packet, review the document, and then please support my efforts!

The current Board has been in charge of the company for the past three years, and we are all aware of the results. Our share price has collapsed from $4 to about 40 cents, we have debt of some $25 million, sales have declined, and we have been losing money for the last year and a half.

Not only must we stop losing money and pay our bills but starting in August our monthly payments to the bank will be about $500,000. If we don’t improve profitability quickly I fear we will be facing bankruptcy.

Remember, the Board that has been asking for your vote is the same Board which has been in charge of the Company during the current crisis.

The Board’s June 4 letter to shareholders about Jeff Squires and me which attempted to disparage our motives and tactics was disingenuous. Our only motive is to restore the company to profitability and restore shareholder value. I hope you see this for what it is - a desperate attempt by the Board to close its doors to those who would put the interests of shareholders ahead of the interests of management.

My changes include the election of Jeff Squires and myself to the Board, defeat of the new Option Plan, and changes in our Bylaws and Charter which I believe will improve our corporate governance.

I was the CEO of the company from 1995 to 2002, bringing it out of bankruptcy and making it a viable business. I know the company’s business well, I know what must be done, and I know how to do it.

Even if you have already voted for the Board you may change your vote and support my changes. Just vote the Blue Proxy Card you receive with my packet. For stock held in a brokerage account, you may vote on line at www.ProxyVote.com, by using the automated phone system, or by returning the Proxy Card.

The Automated Voice Response (AVR) phone system is easy to use. Have your Proxy Card ready and call the toll free number 800-454-8683. You will be asked to first key in your 12 digit control number in the box on the front of the Card. Then just follow the phone instructions to key in your votes.

If you have your stock certificate in your possession, you may only vote by marking, signing, dating, and returning the Blue Proxy Card in the prepaid envelope provided. It must be received by June 19.

If you do not receive my Solicitation or have misplaced your Blue Proxy Card, please call your broker and ask for your “dissident proxy control number” which will enable you to vote the Card either at ProxyVote or via the AVR phone system. If you wish to contact me please use the phone number or email address above.

Please don’t put it off - you must vote now! The Meeting is on June 20. I need and will greatly appreciate your support. You really have nothing to lose but a great deal to gain!

Sincerely.

ALLEN BENDER

The following letter was mailed on June 10, 2008 to some shareholders who held stock in street name, and may be sent to others over the period ending June 20.

Allen E. Bender
2411 Pimpernel Drive
Waldorf, MD 20603

Phone: 240-210-8740
Email: aebender@comcast.net

                         June 9, 2008

Dear Fellow TVI Shareholder:

You will be receiving an Opposition Proxy Solicitation from me proposing some changes at TVI Corporation. Please look for the packet, review the document, and then please support my efforts!

The current Board has been in charge of the company for the past three years, and we are all aware of the results. Our share price has collapsed from $4 to about 40 cents, we have debt of some $25 million, sales have declined, and we have been losing money for the last year and a half.

Not only must we stop losing money and pay our bills but starting in August our monthly payments to the bank will be about $500,000. If we don’t improve profitability quickly I fear we will be facing bankruptcy.

Remember, the Board that has been asking for your vote is the same Board which has been in charge of the Company during the current crisis.

The Board’s June 4 letter to shareholders about Jeff Squires and me which attempted to disparage our motives and tactics was disingenuous. Our only motive is to restore the company to profitability and restore shareholder value. I hope you see this for what it is - a desperate attempt by the Board to close its doors to those who would put the interests of shareholders ahead of the interests of management.

My changes include the election of Jeff Squires and myself to the Board, defeat of the new Option Plan, and changes in our Bylaws and Charter which I believe will improve our corporate governance.

I was the CEO of the company from 1995 to 2002, bringing it out of bankruptcy and making it a viable business. I know the company’s business well, I know what must be done, and I know how to do it.

You can only vote for me by using the Blue Proxy Card. If you wish to support me or any of my proposals you MUST vote using the Blue Proxy Card.

Even if you have already voted for the Board you may change your vote and support my changes. Just vote the Blue Proxy Card you receive with my packet. For stock held in a brokerage account, you may vote on line at www.ProxyVote.com, by using the automated phone system, or by returning the Proxy Card.

The Automated Voice Response (AVR) phone system is easy to use. Have your Proxy Card ready and call the toll free number 800-454-8683. You will be asked to first key in your 12 digit control number in the box on the front of the Card. Then just follow the phone instructions to key in your votes.

If you do not receive my Solicitation or have misplaced your Blue Proxy Card, please call your broker and ask for your “dissident proxy control number” which will enable you to vote the Card either at ProxyVote or via the AVR phone system. If you wish to contact me please use the phone number or email address above.

Please don’t put it off - you must vote now! The Meeting is on June 20. I need and will greatly appreciate your support. You really have nothing to lose but a great deal to gain!

Sincerely.

ALLEN BENDER

Both of the letters above may have included a hand-written note at the end such as “Hello again”, “Thanks for your support”, “This is the right decision”, “Protect your investment - Vote Blue”, “Good luck to us all”, “We deserve better”, or similar phrases or combinations.

Participant information is contained in the revised Definitive Statement I filed on June 4, 2008.